Exhibit 10.4

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this “Agreement”) is entered into this 09th day of February 2006, by and between Dennis Rush, a New York resident (“Rush”), and Holdings, Inc., a Delaware corporation traded on the Nasdaq Bulletin Board under the trading symbol “HRZH” (“Horizon”).

Recitals Rush Investment

WHEREAS, the Rush currently has 196 membership interests in Delta Insights, LLC (“Delta”) and certain priority return rights for profits earned by Delta (the “Preference”);

Recitals Regarding Conversion of Delta Insights, LLC Membership Interests for Common

Shares of Horizon Holdings, Inc.

WHEREAS, Delta has sold its assets to Horizon for common shares in Horizon.

WHEREAS, Horizon wishes to simultaneously settle the Rush Preference and issue common shares of Horizon to Rush;

NOW, THEREFORE, it is the desire of the Parties to state in writing the details of their agreements. For valuable consideration, as stated below, between the parties, it is mutually agreed as follows:

1. Cancellation of Rush Preference. Rush hereby agrees to accept a payment of $100,000 and 1,409,242 shares of Horizon in exchange for his 196 membership interest in Delta and hereby cancels his the Rush Preference.

2. Cash Payments to Rush. Horizon hereby agrees to pay Rush $25,000 immediately and an additional $75,000 from the proceeds of an investment into Horizon by Ischian Holdings, Ltd., a BVI corporation (the “Ischian Investment”) such that 50% of the net proceeds from the Ischian Investment will be paid to Rush.

3. Share issuances to Rush. Horizon hereby agrees to issue Rush 1,409,242 shares in accordance with the Asset Purchase Agreement signed between Horizon and Delta. 704,621 shares will be issued now and the balance when Ischian Holdings, Ltd. has completed the Ischian Investment.

4. Mutual Release. In consideration of the terms stated above, each of the parties to this Agreement does hereby release the other parties from any and all claims whatsoever relating to the Rush membership interest in Delta.

5. Further Assurances. Each of the parties to this Agreement agrees that it will, at any other party’ request at any time and from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or will cause to be done, executed, acknowledged and delivered all such further documents to be necessary or proper to better effect the acknowledgments of the parties to this Agreement.

6. Governing Law. The rights and obligations of the parties under this Agreement will be construed under and governed by the internal laws of the State of Florida, United States of America (regardless of its or any other jurisdiction’s conflict-of-law provisions).

7. Representations and Warranties. Each party to this Agreement makes the following representations and warranties to the other: (i) each party, if it is an entity that is not a natural person, is duly organized, validly existing, and in good standing under the laws of laws of its jurisdiction and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement, if required, has been duly approved by all necessary governance action of each party to this Agreement, has been executed by duly authorized officers of such party, and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms; (iii) each party has full power and authority to execute, deliver, and perform this Agreement, to execute and deliver any required documents, to amend, modify or waive any provision of this Agreement and to take any and all other actions as required under this Agreement, all without further consent or direction from, or notice to, any other party.

8. Amendment or Waiver. This Agreement may be amended, changed or waived only by a writing signed by each party to this Agreement.

9. Entire Agreement. This Agreement and constitutes the entire agreement between Horizon and Rush relating to Rush’s membership interest in Delta.

10. Counterparts. This Agreement may be executed by facsimile in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

[signatures page follows]

DENNIS RUSH

By:	/s/ Dennis Rush
Name: Dennis Rush An Individual

HORIZON HOLDINGS, INC.

By:
Name: Stewart York Its: Chief Executive Officer